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                                                                   EXHIBIT 23.2



                        [BDO  SEIDMAN, LLP LETTERHEAD]



                             Consent of Independent
                          Certified Public Accountants



Phoenix Information Systems Corporation
St. Petersburg, Florida

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated May 28, 1997, relating to the consolidated financial statements of Phoenix Information Systems Corporation appearing in the Company's Annual Report on form 10-K as of March 31, 1997, and for the year then ended and the cumulative period from April 1, 1996, through March 31, 1997. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.




                                                  BDO Seidman, LLP


Orlando, Florida
July 10, 1997